EXHIBIT 99.1

Tamino Minerals, Inc. has a Geologic Report on its Property soon to be NI 43-101 Report

MONTREAL, Sept. 03, 2019 (GLOBE NEWSWIRE) -- Tamino Minerals, Inc. ("Tamino" or the "Company") (OTC Markets: TINO) September 3, 2019, as mentioned before the Company has prepared a Geologic Report on its El Volcan Property.

Some of our most important investors have been requesting information on this specific which we intend to address professionally. It is very important to mention that to convince a Professional Geologist to write a NI 43-101 Report the company must have a Property of Merit. A synonym of a Property of Merit is an Exploration Target. Having an exploration basically means that the company has a recommendation by a talented geologist certified to make such recommendations and predicting a successful outcome.

Colloquially speaking that means that the property has a certain amount of reconnaissance work that would certify that economic amounts of Gold, Silver, Copper, Zinc or Lead could be found. Other minerals of value could be found in mining exploration projects, but on this one we believe that this is the way to start. This is the first step far from finalizing a Bankable Feasibility Study but a great beginning for a company like ours. We invite you to participate and invest in order to develop this asset.

The company is currently working on the logistical aspects required to implement the Geologic Report. The Company will be ready to present its NI 43-101 Report soon as we proceed to prepare all necessary logistical aspects.

We are also working on other acquisitions. During the last several years the company has spotted several interesting opportunities located in various places within Mexico and other countries.

So far, the Company hasn’t diluted a single share. The company currently has 149,811,161 common shares outstanding in the Float.

The Company is projecting that it will lower the Authorized Shares from 1 Billion Common Shares to 650 Million Common Shares.

The company will make further announcements on its other projects as progress is made.

TAMINO MINERALS, INC.

TAMINO MINERALS INC. is exploring for gold deposits within a prolific gold producing State in Sonora.

On behalf of the Board,

Pedro Villagran-Garcia, President & CEO
Tamino Minerals, Inc.

For further information, please contact the Company at 1-514-432-7746 or by email at info@taminominerals.ca

Forward Looking Statements
Certain information contained in this press release, including any information as to our strategy, plans or future financial or operating performance and other statements that express management's expectations or estimates of future performance, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, are forward-looking statements. The words "believe," "expect," "will," "anticipate," "contemplate," "target," "plan," "continue," "budget," "may," "intend," "estimate," "project" and similar expressions identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as "Risk Factors" in our filings with the SEC which can be found at www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.